EXHIBIT 4.4

                                 PROMISSORY NOTE

$22,000.00                                                       April 15, 1997

For value received, the undersigned MariCulture Systems, Inc. (the "Promisor") promises to pay to the order of William Evans, (the "Payee") at 17007 35th Ave. SE, Bothell, Washington 98012, (or at such other place as the Payee may designate in writing) the sum of $ 22,000.00 with interest from January 30, 1997, on the unpaid principal at the rate of ten percent (10.00%) annually.

The unpaid principal shall be payable on December 15, 1997.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

If any payment obligation under this Note is not paid when due, the Promisor promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

The Promisor agrees to pay a portion of all monies received from investors until the full amount is repaid. This amount shall not be less than 15% of the amounts received from investors.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

This Note shall be construed in accordance with the laws of the State of Washington.


Signed this 15th day of April, 1997, at Lynnwood, Washington.


By:  /s/ David E. Meilahn
    -------------------------                              Initials:-------
    MariCulture Systems, Inc.
    President